UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 8, 2006
Date of Report (Date of earliest event reported)

Amtech Systems, Inc.
(Exact name of registrant as specified in its charter)

Arizona	000-11412	86-0411215

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 South Clark Drive, Tempe, Arizona		85281

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (480) 967-5146

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

          On December 8, 2006, the Compensation Committee of the Board of Directors (the “Committee”) of Amtech Systems, Inc. approved the following compensation arrangements for J.S. Whang, President and Chief Executive Officer, Bradley C. Anderson, Vice President and Chief Financial Officer, and Robert T. Hass, Chief Accounting Officer: (i) salaries of $250,000, $180,000 and $120,000, effective December 1, 2006, for Messrs. Whang, Anderson and Hass, respectively; (ii) bonuses for fiscal 2006 of $100,000, $16,000, and $10,000 for Mr. Whang, Mr. Anderson, and Mr. Hass, respectively; and (iii) incentive stock options to purchase 30,000, 10,000 and 5,000 shares for Mr. Whang, Mr. Anderson and Mr. Hass, respectively.  Each of the options granted to the named individuals has an exercise price of $6.90 (the closing price of Amtech’s common stock on December 8, 2006).  The options expire ten years from the date of grant, and vest 25% per year on the first through fourth anniversaries of the grant date.

          The Committee also approved a bonus plan for fiscal 2007 in which Mr. Whang, Mr. Anderson and Mr. Hass are eligible to participate.  Under the bonus plan, participants can earn a target bonus equal to a specified percentage of their base salary by achieving 100% of pre-defined performance objectives.  The participant’s bonus calculation is based upon achieving performance objectives established in each of the following categories:  (i) bookings; (ii) revenue; (iii) gross margin; and (iv) operating profit.  Objectives established for participants in these categories may be either at the corporate level, the operating division level or both.  In addition, individual performance objectives may be established for certain participants.  In order to be eligible for a bonus with respect to any of the above performance categories, the participant must achieve not less than 80% (90% in the case of gross margin) of the applicable performance objective.  At these minimum levels, 20% of the bonus for the category is eligible for payment.  The bonus calculation percentage with respect to any performance category increases by 4% (8% with respect to gross margin) for each 1% improvement in performance over the minimum level up to 100%, and by 1% for each 1% improvement in performance over 100%, up to a maximum of 150% of the participant’s target bonus.

          Mr. Whang’s target bonus for fiscal 2007 is 60% of his base salary, or $150,000; Mr. Anderson’s target bonus is 50% of base salary, or $90,000; and Mr. Hass’ target bonus is 25% of base salary, or $30,000.  With respect to Mr. Whang and Mr. Anderson, their bonus is calculated solely upon the basis of performance objectives at the corporate level.  With respect to Mr. Hass, 60% of his bonus calculation is calculated based on corporate level objectives and 40% is based on individual objectives.  If fiscal 2007 performance was equivalent to 80% (90% with respect to gross margin) of performance objectives in all corporate performance categories, Mr. Whang’s bonus calculation would be $30,000, Mr. Anderson’s bonus calculation would be $18,000, and Mr. Hass’ bonus calculation would be $6,000 (assuming that he also meets his individual objectives).  If fiscal 2007 performance was 150% of performance objectives in all corporate performance categories, Mr. Whang’s bonus calculation would be $225,000, Mr. Anderson’s bonus calculation would be $135,000, and Mr. Hass’ bonus calculation would be $45,000 (again assuming that he also meets his individual objectives).

          Notwithstanding the calculation of any bonus amount under the fiscal 2007 bonus plan, (i) no bonuses will be payable based on achievement of corporate level objectives if consolidated operating profit is less than 3%; (ii) no bonuses will be payable based on achievement of divisional level objectives if division operating profit (before corporate expense allocation) is less than 5%; and (iii) all bonus payments remain subject to the discretionary approval of the Committee.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date: December 14, 2006	By:	/s/ Bradley C. Anderson

	Name:	Bradley C. Anderson
	Title:	Vice President and Chief Financial Officer